                                                                      EXHIBIT 18

                            EXECUTIVE COMPENSATION

  The following table sets forth information as to the Chief Executive Officer, the four most highly compensated executive officers of the Company for the last three fiscal years and officers that earned more than $100,000 in 1996 (the "Named Officers") who were not officers of the Company at December 31, 1996:

                          SUMMARY COMPENSATION TABLE

                                                     LONG TERM
                                     ANNUAL         COMPENSATION
                                COMPENSATION(1)        AWARDS
                             ---------------------- ------------
                                                     SECURITIES
                                                     UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR  SALARY   BONUS    OPTIONS(#)  COMPENSATION(2)
---------------------------  ---- -------- -------- ------------ ---------------
David W. Hanna(3)..........  1996 $250,000 $137,000       -0-       $    -0-
 Chairman of the Board,      1995  250,000   75,000   100,000            -0-
 President and               1994  312,794   50,000   400,000            -0-
 Chief Executive Officer
George Riviere(4)..........  1996  146,875   55,625    50,000          2,707
 Vice President--Midrange    1995  143,636   40,547       -0-          1,330
 products Engineering        1994  142,231   29,250       -0-          1,370
Joseph R. Armstrong(5).....  1996  134,375   62,375    25,000          5,595
 Chief Financial Officer,    1995  132,615   75,000       -0-          3,309
 Vice President--Finance     1994  109,346   65,000   100,000          2,207
 and Secretary
J. Russell Olson(6)........  1996   68,939      -0-       -0-        136,906
 Vice President--            1995  152,027   32,500       -0-          2,236
 Engineering                 1994  116,423   43,000   100,000            -0-
Jeffrey E. Gold(7).........  1996  125,275   39,375       -0-          5,765
 Vice President--            1995  115,500   27,125       -0-          3,548
 Development                 1994  113,050   30,000    50,000          5,307
Daniel M. Shapero(8).......  1996  118,822   48,490    15,000        131,715
 Vice President--            1995   71,058   41,700    50,000            -0-
 Client/Server Division      1994      -0-      -0-       -0-            -0-

--------
(1) Amounts shown include compensation deferred pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended. No amounts of other annual compensation were paid to the Named Officers in the fiscal years shown. In addition, no grants of restricted stock and no payouts pursuant to long term incentive plans, were made to the Named Officers in the fiscal years shown.
(2) Where indicated, amounts shown include premiums paid by the Company on term life insurance policies for the benefit of the Named Officers and Company contributions pursuant to the Company's 401(k) Profit Sharing Plan. Life insurance policies have no cash surrender value.
(3) Mr. Hanna was appointed Chairman and CEO on November 22, 1993. The amount shown under "Salary" in 1994 includes $94,525 in consulting fees prior to his entering into an employment agreement with the Company. On February 17, 1994, Mr. Hanna was appointed President and he and the Company entered into an employment agreement, described below.
(4) The amounts shown under "AR Other Compensation" for 1996, 1995 and 1994 represent $2,052, $675 and $716, respectively, in Company matching contributions to the Company s 401(k) Plan, and premiums of $655, $655 and $655, respectively, paid by the Company on term life insurance policies for the benefit of Mr. Riviere.
(5) The amounts shown under "All Other Compensation" for 1996, 1995 and 1994 represent $4,750, $2,464 and $1,366, respectively, in Company matching contributions to the Company's 401(k) Plan, and premiums Of $945, $845 and $845, respectively, paid by the Company on term life insurance policies for the benefit of Mr. Armstrong. Effective March 17, 1997, Mr. Armstrong retired from the Company.

(6) Mr. Olson became an executive officer of the Company in April 1994. The amounts shown under "All Other Compensation" for 1996 includes a payment in the amount of $135,000 related to the departure of Mr. Olson from the Company effective May 9, 1996. In addition to this payment, the Company paid $1,906 and $2,236 in Company matching contributions to the Company's 401(k) Plan in 1996 and 1995, respectively.
(7) Mr. Gold became an executive officer of the Company in December 1994; prior thereto Mr. Gold was an officer of Manzanita Software which merged with STATE OF THE ART in December 1994. The amounts shown under "AD Other Compensation" for 1996, 1995 and 1994 represent $4,670, $3,548 and $5,307, respectively, in Company matching contributions to the Company's 401(k) Plan. In addition, in 1996 the Company paid $1,095 for premiums on term life insurance policies for the benefit of Mr. Gold.
(8) Mr. Shapero became an executive officer of the Company in September 1995. The amount shown under "All Other Compensation" for 1996 includes a payment in the amount of $131,715 related to the departure of Mr. Shapero from the Company in January 1997.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth information concerning individual grants of stock options made during the last completed fiscal year to the Named Officers of the Company as specified below.

                            % OF TOTAL
                  OPTIONS OPTIONS GRANTED EXERCISE
                  GRANTED TO EMPLOYEES IN PRICE(1) EXPIRATION   (2)      (2)
      NAME          (#)     FISCAL YEAR    ($/SH)     DATE     5% ($)  10% ($)
      ----        ------- --------------- -------- ---------- -------- --------
G. Riviere....... 50,000       10.26%      $12.00   4/09/01   $165,769 $366,306
J.R. Armstrong... 25,000        5.13%      $12.00   4/09/01   $ 82,884 $183,153
D.M. Shapero..... 15,000        3.08%      $12.00   4/09/01   $ 49,731 $109,892

--------
(1) All grants were made at either market price or above market price at date of grant.

(2) Represents potential realizable value at assumed annual rates of stock price appreciation for option term.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

  The following table sets forth information with respect to the Named Officers concerning the exercise of options under the Company's 1990 and 1994 Stock Option Plans during the last fiscal year and unexercised options held as of the end of the fiscal year.

                                                                                VALUE OF UNEXERCISED
                                                       NO. OF UNEXERCISED           IN-THE-MONEY
                           SHARES                     OPTIONS AT FY-END(#)     OPTIONS AT FY-END($)(2)
                         ACQUIRED ON     VALUE      ------------------------- -------------------------
          NAME           EXERCISE(#) REALIZED($)(1) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ----------- -------------- ----------- ------------- ----------- -------------
D.W. Hanna..............      -0-      $     -0-      433,333      66,667     $2,182,355    $261,394
G. Riviere..............      -0-            -0-        8,333      41,667          3,125      15,625
J.R. Armstrong..........    15,000        144,063      67,084      42,916        355,367     139,009
J. Russel Olson.........   100,000      1,121,875        -0-         -0-            -0-         -0-
Jeffrey Gold............      -0-            -0-       36,006      16,666        215,307      91,663
D.M. Shapero............     6,250         23,125       8,750      50,000         11,875     121,875

--------
(1) Market value of the underlying securities on the date of exercise, minus the exercise price.

(2) Market value of the underlying securities at year-end, minus the exercise price.

EMPLOYMENT AGREEMENTS:

  The Company entered into an Employment Agreement with Mr. Hanna that became effective February 17, 1994. The agreement may be terminated by the Company at any time. The material features of the Agreement are summarized below, but such description is subject to, and qualified in its entirety by, the complete text of the Agreement. The Agreement provides for an annual base salary of $250,000, with a bonus to be determined by mutual agreement between Mr. Hanna and the Company. In January, 1997 Mr. Hanna's salary was adjusted to an annual base salary of $325,000. Pursuant to the Agreement, Mr. Hanna was also granted options under the Company's 1994 Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan to purchase an aggregate of 400,000 shares of the Company's Common Stock. With respect to 300,000 of such shares, the option exercise price is the fair market value of the Common Stock on the date of grant, and with respect to the remaining 100,000 shares the option exercise price is 125% of such fair market value. Twenty-five percent of the option shares were fully vested on the date of grant, and the remaining shares vest pro rata on a monthly basis over 36 months commencing December 21, 1993.

  Mr. Hanna's Employment Agreement provides that if Mr. Hanna's employment is terminated by the Company without cause, or if such employment is terminated by Mr. Hanna for good reason, the Company is required to pay him severance pay equal to: (i) 12 months' base salary, plus (ii) a pro rata portion of bonuses payable under the then effective bonus formula, using the actual financial results through the date of termination (provided that if a bonus formula has not been established for the year in which the termination occurs, the Company will pay a pro rata portion of the prior year's bonus). For purposes of the Agreement, "cause" is defined as the employee's willful breach of, habitual neglect of, or continued incapacity to perform, duties in the course of employment, and "good reason" is defined as any significant diminution of position or responsibilities of the employee, substantial reduction in facilities or perquisites provided to the employee, material reduction in benefits unless such reduction is applicable to employees of the Company generally, relocation of the employee to a location outside Southern California, or material breach of the Agreement by the Company.

  In addition, Mr. Hanna's Employment Agreement provides that if Mr. Hanna's employment is terminated for any reason following a change of control, the Company is required to pay him severance pay equal to: (i) 18 months' base salary, plus (ii) the accrued bonuses, if any, payable through the date of termination, plus (iii) an amount equal to the aggregate bonus for the preceding year. In the event that Mr. Hanna's employment is terminated by the Company without cause, or if such employment is terminated by Mr. Hanna for good reason, or if such employment is terminated for any reason following a change of control, then an additional number of the option shares granted under the Agreement equal to the remaining balance of unvested shares or 100,000 shares, whichever is less, shall vest upon such termination.

  The Company entered into an employment agreement with Mr. Olson that became effective April 12, 1994, and was terminated by mutual agreement in June 1996. Under the termination of the agreement Mr. Olson received one year's payment of base salary, a moving allowance and accelerated stock vesting of all remaining stock options granted during his employment with the Company.

  On January 24, 1995, the Company entered into severance agreements with Mr. Armstrong, Mr. Olson, Mr. Riviere, and Mr. Gold. The agreements remain in effect for an initial period of one year. After January 24, 1996, unless the Company or the employee provides a non-renewal notice to the other party, then each agreement will automatically be extended by one month at the end of each month, so that the remaining term of the agreement is one year from the date of extension. Notwithstanding the foregoing, the agreements terminate on January 24, 2000. The agreements provide the employee with an annual base salary and an annual target bonus. If the employee is involuntarily terminated other than for cause within 12 months following a change of control, then pursuant to the agreement, the employee will be entitled to the following: (i) 12 months' base salary, (ii) a pro-rata portion of the target bonus for the year, (iii) Company-paid insurance for one year and (iv) immediate vesting of options held by the employee that would become exercisable if the employee remained employed by the Company for a period of 36 months. The agreements also provide that if the employee is involuntarily terminated prior to or in the absence of a change of control within two years of the effective date of the agreements, then the employee is entitled to receive the following: (i) 12 months' base salary, (ii) a pro-rata portion of the target bonus for the year and (iii) Company-paid insurance for one year. Finally, if at any time the employee voluntarily resigns or is terminated for cause, death, or disability, then the employee shall not be entitled to receive any severance benefits under the agreements. These agreements are the basis for new agreements entered into with new officers or vice presidents of the Company. During 1995 and 1996 the Company entered into similar agreements with Mr. Shapero, Vice President, Marketing, and Mr. Moore, Vice President, Customer Service and Mr. Butler, Vice President, Sales. On December 30, 1996 Mr. Shapero's agreement was terminated by mutual consent between the Company and Mr. Shapero as a result of a reorganization of the Company's Client/Server Division. Mr. Shapero received one year's base salary and a bonus payment under the Company's Management Incentive Plan and accelerated vesting of 10,000 shares of stock.

COMPENSATION COMMITTEE REPORT TO SHAREHOLDERS

  The Compensation Committee of the Board of Directors (the "Committee") establishes the compensation level for the Company's Chief Executive Officer ("CEO") and other executive officers based upon the Committee's discretion, taking into account factors it deems appropriate, such as competitive factors, attainment of established Company financial performance criteria and individual performance goals and the implementation of key strategic programs and products.

  In making its compensation decisions for the Company's CEO and other executive officers, the Committee establishes programs and goals designed to motivate and retain management. The Committee's programs are based upon a compensation mix of base salaries coupled with a bonus program. The Company has implemented a formal Management Incentive Plan ("MIP") for executive officers of the Company, which allows them participation in earning bonuses based upon achievement of both Company and personal goals. Company performance goals in 1996 were weighted evenly between achievement of growth in revenue, control of operating expenses and attainment of profitability goals. The Committee believes that revenue and profitability are crucial factors in establishing the Company as a recognized leader within its industry and for enhancing shareholder value. In addition to the Company's financial performance, the Committee, along with recommendations and input from the CEO, reviews and makes an evaluation in its discretion of the progress and attainment of each executive officer's individual goals, including the implementation of strategic plans and product development that can enhance sales growth and competitive position in future periods. The allocation of bonus achievement is split evenly between achievement of Company goals and individual goals. The Committee at its discretion can adjust Company and/or individual goals based upon unforeseen factors.

  In 1996, the Company achieved record revenue volume resulting in a 13% increase in revenue over the prior year. While profitability for the Company in 1996 was less than in 1995 due to the anticipated launch and development expense associated with MAS 90 for Windows and Acuity Financials, the Committee weighted the years profitability goals to fourth quarter results. In the Committee's determination, the Company achieved 75% of its financial goals for the year. For the year ended December 31, 1996 David Hanna, the Company's CEO was paid a bonus of $137,000, an increase of $62,000 or 82% over the bonus paid to him in 1995. The bonus included a $25,000 payment associated with the successful shipment of the two new product lines.

  The Committee meets without the CEO present and employs its discretion in evaluating his performance and reports on that evaluation to the Board. The Committee's recommendations for the Company's other executive officers' bonuses are determined in the Committee's discretion based upon a combination of factors described above related to Company performance and individual performance, along with information received from the CEO of the Company. The bonus plan for each named executive officer is reviewed and approved by this Committee. For the year ended December 31, 1996 the Committee determined on an individual basis the percentage achievement that was attained for both individual and Company performance goals for the year, and paid a bonus amount consistent with the percentage achievement of goals.

  The Company's policy is not to disclose target levels with respect to specific quantitative or qualitative performance-related factors, or factors considered to involve confidential business information, because their disclosure would have an adverse effect on the Company.

  Qualification of compensation under Section 162(m) of the Internal Revenue Code requires that compensation be "performance-based" and that the shareholders of the Company approve the material terms of the compensation plan. The Company can deduct compensation paid (or deemed paid) to each named executive officer in the tax year concerned to the maximum amount of $1,000,000 unless additional compensation qualifies for deductibility under
Section 162(m). Both the 1990 and 1994 Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plans qualify for deductibility under Section 162(m).

  All amounts paid or accrued during fiscal 1996 under the above described plans and programs are included in the tables above.

                            COMPENSATION COMMITTEE

                   Susan L. Rasinski          W. Frank King

DIRECTORS FEES

  The Company pays non-employee Directors an annual retainer of $5,000, plus the amount of $1,000 per Board meeting attended, plus reimbursement for reasonable expenses incurred in attending meetings. No additional fees are paid for participation in committee meetings. Directors who are officers of the Company receive no additional compensation for Board service. Therefore, Mr. Hanna and Mr. Riviere received no additional compensation for Board service in 1996.

                  SECURITY OWNERSHIP OF MANAGEMENT, NOMINEES
                        AND PRINCIPAL SECURITY HOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of December 31, 1996 for (i) each person known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, (ii) each Director and nominee, (iii) each of the Named Officers, and (iv) all Directors and executive officers of the Company as a group. Except as may be indicated in the footnotes to the table, each such person has the sole voting and investment power with respect to the shares owned, subject to applicable community property laws.

                                                              SHARES OF
                                                             COMMON STOCK    PERCENTAGE
                                                             BENEFICIALLY     OF CLASS
          NAME                POSITION WITH THE COMPANY         OWNED         OWNED(1)
          ----                -------------------------      ------------    ----------
GeoCapital Corporation..                 --                     838,483(2)       7.4%
 767 Fifth Avenue
 New York, NY 10153
Nevis Capital                                                   802,162          7.1%
 Management.............
 1119 Saint Paul Street
 Baltimore, Maryland
 21202
David W. Hanna..........  Chairman of the Board, Chief          560,811(3)       3.9%
 56 Technology             Executive Officer and President
 Irvine, CA 92618
George Riviere..........  Director and Vice President,          700,221(4)       6.2%
 56 Technology             Midrange Products Engineering
 Irvine, CA 92618
Susan L. Rasinski.......  Director                               17,500(5)         *
W. Frank King...........  Director                               31,500(6)         *
James H. Clement, Jr....  Director                              108,277(7)         *
Joseph R. Armstrong.....  Vice President, Finance Chief          11,789(8)         *
                           Financial Officer, and Secretary
Jeffrey L. Gold.........  Vice President, Development           471,125(9)       4.2%
Daniel M. Shapero.......  Vice President, Client/Server Div      18,750(10)        *
All Officers and
 Directors as a group
 (10 persons)...........                                      2,046,099(11)     18.1%

--------
  * Represents less than 1% of the outstanding shares.
 (1) Percentages based on shares actually owned or which the individual possesses a right to acquire within 60 days as of December 31, 1996.
 (2) Four employees of GeoCapital Corporation, Seth Lieber, Jonathan Lieber, Wilma J. Engel and Jeanne E. Flaherty individually own 2,000, 1,000, 500 and 500 shares, respectively, of the Common Stock, in addition to the shares owned by GeoCapital Corporation.
 (3) Includes 450,000 shares subject to options exercisable within 60 days of December 31, 1996, granted to Mr. Hanna under the Company's stock plans. Shares owned by Mr. Hanna are held by him as trustee of the David W. Hanna Trust.
 (4) Includes 10,417 shares subject to options exercisable within 60 days of December 31, 1996, granted to Mr. Riviere under the Company's stock plans.
 (5) Includes 17,500 shares subject to options exercisable within 60 days of December 31, 1996, granted to Ms. Rasinski under the Company's stock plans.
 (6) Includes 25,500 shares subject to options exercisable within 60 days of December 31, 1996, granted to Mr. King under the Company's stock plans.
 (7) Includes 31.208 shares as to which Mr. Clement shares voting power as a co-trustee of various family trusts and 10,000 shares subject to options exercisable within 60 days of December 31, 1996, granted to Mr. Clement under the Company's stock plans.
 (8) Includes I 10,000 shares subject to options exercisable within 60 days of December 31, 1996, granted to Mr. Armstrong under the Company's stock plans.
 (9) Includes 38,784 shares subject to options exercisable within 60 days of December 31, 1996, granted to Mr. Gold under the Company's stock plans.
(10) Includes 18,750 shares subject to options exercisable within 60 days of December 31, 1996, granted to Mr. Shapero under the Company's stock plans.
(11) Includes 698,660 shares subject to options exercisable within 60 days of December 31, 1996.


                                  PROPOSAL 2
                                  ADOPTION OF
                THE COMPANY'S 1997 EMPLOYEE STOCK PURCHASE PLAN

  The Company's management has developed and proposed, and the Company's board of directors has approved, the Company's 1997 Employee Stock Purchase Plan (the "Plan"). The purpose of the Plan is to attract, retain, and motivate employees of the Company by providing them an equity participation in the Company.

  If approved by shareholders, the proposed Plan will become effective July 1, 1997, and up to 1,000,000 shares of Company capital stock will be used for the Plan. The Plan will have a duration of twenty years, subject to earlier termination by the Board of Directors.

  The proposed Plan permits employees to purchase Company stock through payroll deductions during consecutive annual offerings, beginning January 1, 1998. Eligible employees on each offering date may purchase stock one share at a time through payroll deductions of up to 20% of compensation. The price an employee pays is 85% of the market price on the first or last day of each offering period, whichever day the market price of the Company's stock is lower. Eligibility will be extended to all regular employees of the Company and of its subsidiaries, as defined in the Plan.

  For federal income tax purposes, an employee does not realize income at the time of entry into the Plan or purchase of a share. If no disposition of the stock is made within two years from the first day of the relevant offering period, and one year from the date the share was transferred to the employee, upon subsequent disposition of the stock, ordinary income will be realized to the extent of the lesser of (1) 15% of the average market value on the first day of the relevant offering period or (2) the amount by which the net proceeds of sale exceeds the price paid. Any further gain is taxed at long-term capital gains rates. No income tax deduction will be allowed the Company for shares transferred to an employee, provided such shares are held for the required periods described above.

  The new Plan will be administered by the Board of Directors of the Company or a committee appointed by the Board. The Plan may be amended by the Board of Directors. The proceeds of the sale of stock under the Plan will constitute general funds of the Corporation and may be used by it for any purpose. The Plan provides for proportionate adjustments to reflect stock splits, stock dividends, or other changes in the capital stock.

  Management intends to purchase shares to be used for the Plan in the open market.

  The only consideration the Company will receive for grants under the Plan are the services rendered for the Company or any subsidiary thereof by the participants. As of March 3, 1997, the market value of a share of Common Stock was $12.625 as reported by NASDAQ. As proposed, 1,000,000 shares of Common Stock under the 1994 Plan would have an aggregate market value on such date of $12,625,000.

VOTE REQUIRED; BOARD OF DIRECTORS' RECOMMENDATION

  The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting is required to approve this proposal. The Board believes that adopting the Plan is in the best interests of the Company, because adoption of the Plan will enhance the ability of the Company to attract, motivate, and retain well qualified officers and employees. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE PLAN'S ADOPTION. Management will vote proxy Forms that management solicited FOR approving the Plan's adoption, unless a vote against the proposal is specifically indicated. An abstention, broker non-vote or other failure to vote by a shareholder present or represented at the Annual Meeting will have no effect.


                            STATE OF THE ART, INC.

                       1997 EMPLOYEE STOCK PURCHASE PLAN

  The following constitute the provisions of the Employee Stock Purchase Plan of State of the Art, Inc.

  1. Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company. It is the intention of the Company to have the Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

  2. Definitions.

  (a) "Board" shall mean the Board of Directors of the Company.

  (b) "Code" shall mean the Internal Revenue Code of 1986, as amended.

  (c) "Common Stock" shall mean the Common Stock, no par value, of the Company.

  (d) "Company" shall mean State of the Art, Inc., a California corporation.

  (e) "Compensation" shall mean all regular straight time gross earnings excluding payments for overtime, shift premium, incentive compensation, incentive payments, bonuses, commissions and other compensation.

  (f) "Continuous Status As An Employee" shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Company, provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

  (g) "Contributions" shall mean all amounts credited to the account of a participant pursuant to the Plan.

  (h) "Designated Subsidiaries" shall mean the Subsidiaries which have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

  (i) "Employee" shall mean any person, including an officer, who is customarily employed for at least twenty (20) hours per week and more than five (5) months in a calendar year by the Company or one of its Designated Subsidiaries.

  (j) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

  (k) "Exercise Date" shall mean the last day of each Offering Period of the Plan.

  (l) "Offering Date" shall mean the first business day of each Offering Period of the Plan, except that in the case of an individual who becomes an eligible Employee after the first business day of an Offering Period but prior to the first business day of the last calendar quarter of such Offering Period, the term "Offering Date" shall mean the first business day of the calendar quarter coinciding with or next succeeding the day on which that individual becomes an eligible Employee.

  Options granted after the first business day of an Offering Period will be subject to the same terms as the options granted on the first business day of such Offering Period except that such options will have a different grant date (and thus, potentially, a different exercise price) and, because they expire at the same time as the options granted on the first business day of such Offering Period, a shorter term.

  (m) "Offering Period" shall mean a specific period of twelve (12) months.

  (n) "Plan" shall mean this Employee Stock Purchase Plan.

  (o) "Subsidiary" shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

  3. Eligibility.

  (a) Any person who has been continuously employed as an Employee for three
(3) months as of the Offering Date of a given Offering Period shall be eligible to participate in such Offering Period under the Plan, provided that such person was not eligible to participate in such Offering Period as of any prior Offering Date, and further, subject to the requirements of paragraph 5(a) of this Plan and the limitations imposed by Section 423(b) of the Code.

  (b) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary of the Company, or (ii) which permits the Employee's rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) of fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

  4. Offering Periods. The Plan shall be implemented by a series of Offering Periods, with a new Offering Period commencing on January 1 of each year (or at such other time or times as may be determined by the Board of Directors). The Plan shall continue until terminated in accordance with paragraph 19 hereof. The Board of Directors of the Company shall have the power to change the duration and/or the frequency of Offering Periods with respect to future offerings without stockholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first Offering Period to be affected.

  5. Participation.

  (a) An eligible Employee may become a participant in the Plan by completing a subscription agreement on the form provided by the Company and filing it with the Company's Office of Human Resources prior to the applicable Offering Date, unless a later time for filing the subscription agreement is set by the Board for all eligible Employees with respect to a given offering. The subscription agreement shall set forth the percentage of the participant's Compensation (which shall be not more than 20%) to be paid as Contributions pursuant to the Plan.

  (b) Payroll deductions shall commence on the first payroll following the Offering Date, and shall end on the last payroll paid on or prior to the Exercise Date of the offering to which the subscription agreement is applicable, unless sooner terminated by the participant as provided in paragraph 10.

  6. Method of Payment of Contributions.

  (a) The participant shall elect to have payroll deductions made on each payday during the Offering Period in an amount not more than twenty percent (20%) of such participant's Compensation on each such payday; provided that the aggregate of such payroll deductions during the Offering Period shall not exceed twenty percent (20%) of the participant's aggregate Compensation during said Offering Period. All payroll deductions made by a participant shall be credited to his or her account under the Plan. A participant may not make any additional payments into such account.

  (b) A participant may discontinue his or her participation in the Plan as provided in paragraph 10, or, on one occasion only during any Offering Period, may decrease, but may not increase, the rate of his or her Contributions during the Offering Period by completing and filing with the Company a new subscription agreement within the ten (10) day period immediately preceding the beginning of any calendar quarter during the Offering Period. The change in rate shall be effective as of the beginning of the calendar quarter following the date of filing of the new subscription agreement.

  (c) Notwithstanding the foregoing, to the extent necessary to comply with
Section 423(b)(8) of the Code and paragraph 3(b) herein, any participant's payroll deductions may be decreased by the Company to 0%, at such time during any Offering Period which is scheduled to end during the then-current calendar year, that the aggregate of all of that Employee's payroll deductions related to this Plan accumulated with respect to such Offering Period and any other Offering Period ending within the same calendar year equal or exceed $21,250. Payroll deductions shall recommence at the rate provided in such participant's subscription agreement at the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in paragraph 10.

  7. Grant of Option.

  (a) Effective on the Offering Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted, by the Company, an option to purchase on the Exercise Date during such Offering Period a number of shares of the Company's Common Stock determined by dividing such Employee's Contributions accumulated prior to such Exercise Date and retained in the Employee's account as of the Exercise Date by the lower of (i) eighty-five percent (85%) of the fair market value of a share of the Company's Common Stock on the Offering Date, or (ii) eighty-five percent (85%) of the fair market value of a share of the Company's Common Stock on the Exercise Date; provided however, that the maximum number of shares an Employee may purchase during each Offering Period shall be determined at the Offering Date by dividing $25,000 by the fair market value of a share of the Company's Common Stock on the Offering Date, and provided further that such purchase shall be subject to the limitations set forth in Sections 3(b) and 12 hereof. The fair market value of a share of the Company's Common Stock shall be determined as provided in Section 7(b) herein.

  (b) The option price per share of the shares offered in a given Offering Period shall be the lower of: (i) 85% of the fair market value of a share of the Common Stock of the Company on the Offering Date; or (ii) 85% of the fair market value of a share of the Common Stock of the Company on the Exercise Date. The fair market value of the Company's Common Stock on a given date shall be determined by the Board in its discretion based on the closing price of the Common Stock for such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as reported by the National Association of Securities Dealers Automated Quotation (NASDAQ) National Market System.

  8. Exercise of Option. Unless a participant withdraws from the Plan as provided in paragraph 10, that Employee's option for the purchase of shares will be exercised automatically on the Exercise Date of the Offering Period, and the maximum number of full shares subject to option will be purchased for him or her at the applicable option price with the accumulated Contributions in his or her account. the shares purchased upon exercise of an option hereunder shall be deemed to be transferred to the participant on the Exercise Date. During his lifetime, a participant's option to purchase shares hereunder is exercisable only by him or her.

  9. Delivery. As promptly as practicable after the Exercise Date of each Offering Period, the Company shall arrange the delivery to each participant, as appropriate, of a certificate representing the shares purchased upon exercise of his or her option. Any cash remaining to the credit of a participant's account under the Plan after a purchase by him or her or shares at the termination of each Offering Period, or which is insufficient to purchase a full share of Common Stock of the Company, shall be returned to said participant.

  10. Withdrawal; Termination of Employment.

  (a) A participant may withdraw all (but not less than all) of the Contributions credited to his or her account under the Plan at any time prior to the Exercise Date of the Offering Period by giving written notice to the Company. All of the participant's Contributions credited to his or her account will be paid to him or her promptly after receipt of his or her notice of withdrawal, and his or her option for the current period will be automatically terminated, and no further Contributions for the purchase of shares will be made during the Offering Period.

  (b) Upon termination of the participant's Continuous Status as an Employee prior to the Exercise Date of the Offering Period for any reason, including retirement or death, the Contributions credited to his or her account will be returned to her or her or, in the case of his or her death, to the person or persons entitled thereto under paragraph 14, and his or her option under this Plan will be automatically terminated.

  (c) In the event an Employee fails to remain in Continuous Status as an Employee of the Company for at least twenty (20) hours per week during the Offering Period in which the employee is a participant, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to his or her account will be returned to him or her and his or her option under this Plan will be terminated.

  (d) A participant's withdrawal from an offering will not have any effect upon his or her eligibility to participate in a succeeding offering or in any similar plan which may hereafter be adopted by the Company.

  11. Interest. No interest shall accrue on the Contributions of a participant in the Plan.

  12. Stock.

  (a) The maximum number of shares of the Company's Common Stock which shall be made available for sale under the Plan shall be one million shares, subject to adjustment upon changes in capitalization of the Company as provided in paragraph 18. If the total number of shares which would otherwise be subject to options granted pursuant to Section 7(a) hereof on the Offering Date of an Offering Period exceeds the number of shares then available under the Plan (after deduction of all shares for which options have been exercised or are then outstanding), the Company shall make a pro rata allocation of the shares remaining available for option grant, among all then-current participants, in as uniform a manner as shall be practicable and as it shall determine to be equitable. Any amounts remaining in an Employee's account not applied to the purchase of stock pursuant to this Section 12 shall be refunded on or promptly after the Exercise Date. In such event, the Company shall give written notice of such reduction of the number of shares subject to the option to each Employee affected thereby and shall similarly reduce the rate of Contributions, if necessary.

  (b) The participant will have no interest or voting right in shares covered by his or her option until such option has been exercised.

  (c) Shares to be delivered to a participant under the Plan will be registered in the name of the participant or in the name of the participant and his or her spouse.

  13. Administration. The Board, or a committee named by the Board, shall supervise and administer the Plan and shall have full power to adopt, amend and rescind any rules deemed desirable and appropriate for the administration of the Plan and not inconsistent with the Plan, to construe and interpret the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The composition of the committee shall be in accordance with the requirements to obtain or retain any available exemption from the operation of Section 16(b) of the Exchange Act, pursuant to Rule 16b-3 promulgated thereunder.

  14. Designation of Beneficiary.

  (a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant's account under the Plan in the event of such participant's death subsequent to the end of the Offering Period but prior to delivery to him or her of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant's account under the Plan in the event of such participant's death prior to the Exercise Date of the Offering Period. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

  (b) Such designation of beneficiary may be changed by the participant (and his or her spouse, if any) at any time by appropriate written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

  15. Transferability. Neither Contributions credited to a participant's account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in paragraph 14 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with paragraph 10.

  16. Use of Funds. All Contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such Contributions.

  17. Reports. Individual accounts will be maintained for each participant in the Plan. Statements of account will be given to participating Employees promptly following the relevant Exercise Date, which statements will set forth the amounts of Contributions, the per share purchase price, the number of shares purchased and the remaining cash balance, if any.

  18. Adjustments Upon Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but have not yet been placed under option (collectively, the "Reserves"), as well as the price per share of Common Stock covered by each option under the Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

  In the event of the proposed dissolution or liquidation of the Company, the then-current Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board.
In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Offering Period then in progress by setting a new Exercise Date (the "New Exercise Date"). If the Board shortens the Offering Period then in progress in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify each participant in writing, at least ten (10) calendar days prior to the New Exercise Date, that the Exercise Date for his or her option has been changed to the New Exercise Date and that his or her option will be exercised automatically on the New Exercise Date, unless prior to such date he or she has withdrawn from this Plan as to that Offering Period as provided in paragraph 10. For purposes of this paragraph, an option granted under the Plan shall be deemed to be assumed if, following the sale of assets or merger, the option confers the right to purchase, for each share of option stock subject to the option immediately prior to the sale of assets or merger, the consideration (whether stock, cash or other securities or property) received in the sale of assets or merger by holders of Common Stock for each share of Common Stock held on the effective date of the transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration received in the sale of assets or merger was not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Board may, with the consent of the successor corporation and the participant, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock in the sale of assets or merger.

  The Board may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per share of Common Stock covered by each outstanding option, in the event that the Company effects one ore more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock, and in the event of the Company being consolidated with or merged into any other corporation.

  19. Amendment or Termination. The Board of Directors of the Company may at any time terminate or amend the Plan. Except as provided in paragraph 18, no such termination may affect options previously granted, nor may an amendment make any change in any option theretofore granted which adversely affects the right of any participant. In addition, to the extent necessary to comply with Rule 16b-3 under the Exchange Act, or under Section 423 of the Code (or any successor rule or provision or any applicable law or regulation), the Company shall obtain stockholder approval in such a manner and to such a degree as so required.

  20. Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

  21. Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

  As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

  22. Term of Plan. The Plan became effective July 1, 1997, and shall continue in effect for a term of twenty (20) years, unless sooner terminated under paragraph 19.

  23. Additional Restrictions of Rule 16b-3. The terms and conditions of options granted hereunder to, and the purchase of shares by, persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3. This Plan shall be deemed to contain, and such options shall contain, and the shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

  24. Severability. With respect to persons subject to Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or any action by the administrator of the Plan fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the administrator of the Plan.

                                                                New Election
                                                          Change of Election

                            STATE OF THE ART, INC.

                       1997 EMPLOYEE STOCK PURCHASE PLAN
                            SUBSCRIPTION AGREEMENT

  1. I,                      hereby elect to participate in the State of the
       ---------------------
Art, Inc., 1997 Employee Stock Purchase Plan (the "Plan") for the Offering
Period                    19  , to               , 19  , and subscribe to
       ------------------   --     --------------    --
purchase shares of the Company's Common Stock in accordance with this Subscription Agreement and the Plan.

  2. I elect to have Contributions in the amount of    % of my Compensation,
                                                   ----
as those terms are defined in the Plan, applied to this purchase. I understand that his amount must not be more than 20% of my Compensation during the Offering Period. (Please note that no fractional percentages are permitted.)

  3. I hereby authorize payroll deductions from each paycheck during the Offering Period at the rate stated in Item 2 of this Subscription Agreement. I understand that all payroll deductions made by me shall be credited to my account under the Plan and that I may not make any additional payments into such account. I understand that all payments made by me shall be accumulated for the purchase of shares of Common Stock at the applicable purchase price determined in accordance with the Plan. I further understand that, except as otherwise set forth in the Plan, shares will be purchased for me automatically on the Exercise Date of the Offering Period unless I otherwise withdraw from the Plan by giving written notice to the Company for such purpose.

  4. I understand that I may discontinue at any time prior to the Exercise Date my participation in the Plan as provided in paragraph 10 of the Plan. I also understand that on one occasion only during the Offering Period I may increase or decrease the rate of my Contributions during the Offering Period by completing and filing with the Company a new Subscription Agreement. The change in rate shall be effective as of the beginning of the calendar quarter following the date of filing of the new Subscription Agreement.

  5. I have received a copy of the Company's most recent description of the Plan and a copy of the complete "State of the Art, Inc., 1997 Employee Stock Purchase Plan." I understand that my participation in the Plan is in all respects subject to the terms of the Plan.

  6. Shares purchased for me under the Plan should be issued in the name(s) of (name of employee or employee and spouse only):

                                                    ---------------------------

                                                    ---------------------------
  7. In the event of my death, I hereby designate the following as my beneficiary(ies) to receive all payments and shares due to me under the Plan:

NAME: (Please print)
                       --------------------------------------------------------
                         (First)                                     (Last)
                                              (Middle)

---------------------  --------------------------------------------------------
(Relationship)         (Address)

                       --------------------------------------------------------


  8. I understand that if I dispose of any shares received by me pursuant to the Plan within 2 years after the Offering Date (the first day of the Offering Period during which I purchased such shares) or within 1 year after the date of the end of the Offering Period, I will be treated for federal income tax purposes as having received ordinary compensation income at the time of such disposition in an amount equal to the excess of the fair market value of the shares at the time such shares were transferred to me over the price which I paid for the shares, regardless of whether I disposed of the shares at a price less than their fair market value at transfer. The remainder of the gain or loss, if any, recognized on such disposition will be treated as capital gain or loss.

  I hereby agree to notify the Company in writing within 30 days after the date of any such disposition, and I will make adequate provision for federal, state or other tax withholding obligations, if any, which arise upon the disposition of the Common Stock. The Company may, but will not be obligated to, withhold from my compensation the amount necessary to meet any applicable withholding obligation including any withholding necessary to make available to the Company any tax deductions or benefits attributable to the sale or early disposition of Common Stock by me.

  9. If I dispose of such shares at any time after expiration of the 2-year and 1-year holding periods, I understand that I will be treated for federal income tax purposes as having received compensation income only to the extent of an amount equal to the lesser of (1) the excess of the fair market value of the shares at the time of such disposition over the purchase price which I paid for the shares under the option, or (2) 15% of the fair market value of the shares on the Offering Date. The remainder of the gain or loss, if any, recognized on such disposition will be treated as capital gain or loss.

  I understand that this tax summary is only a summary and is subject to change.

  10. I hereby agree to be bound by the terms of the Plan. The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Plan.

SIGNATURE:
          ---------------------------

SOCIAL SECURITY #:
                  -------------------

DATE:
     --------------------------------


SPOUSE'S SIGNATURE (necessary
if beneficiary is not spouse):

--------------------------------------
(Signature)

--------------------------------------
(Print name)


                            STATE OF THE ART, INC.

                       1997 EMPLOYEE STOCK PURCHASE PLAN

                             NOTICE OF WITHDRAWAL

  I,                                 , hereby elect to withdraw my
    ---------------------------------
participation in the State of the Art, Inc., 1997 Employee Stock Purchase Plan
(the "Plan") for the Offering Period beginning                         . This
                                               ------------------------
withdrawal covers all Contributions credited to my account and is effective on the date designated below.

  I understand that all Contributions credited to my account will be paid to me within ten (10) business days of receipt by the Company of this Notice of Withdrawal and that my option for the current period will automatically terminate, and that no further Contributions for the purchase of shares can be made by me during the Offering Period.

  The undersigned further understands and agrees that he or she shall be eligible to participate in succeeding offering periods only by delivering to the Company a new Subscription Agreement.

  If the undersigned is an officer or director of State of the Art, Inc. or other person subject to Section 16 of the Securities Exchange Act of 1934, the undersigned further understands that under rules promulgated by the U.S. Securities and Exchange Commission he or she may not re-enroll in the Plan for a period of six (6) months after withdrawal.

Dated:
      -------------------------        ---------------------------------------
                                       Signature of Employee

                                       ---------------------------------------
                                       Social Security Number

                                       6